Exhibit 99.1     Press Release dated March 15, 2005

MineCore Signs LOI to Acquire American Gem Corp.

FORT LAUDERDALE, FL — (MARKET WIRE) — 03/15/2005 — MineCore International, Inc. (“MineCore”) (OTC: MCIO) announced today the signing of a Letter of Intent (LOI) to acquire 100% of American Gem Corp. (“AMC”), a privately held Alberta corporation, at a purchase cost of US$5,000,000. The purchase of AMC will be paid by consideration of 2,650,000 units at a price of $1.8868 per unit. Each unit consists of one MineCore common share and one warrant for the purchase of an additional MineCore common share at a price of $1.00 to $3.00 over a two year period. The transaction is effective January 1, 2005.

The acquisition of AMC is subject to execution and delivery of the Definitive Agreement approved by the Board of Directors of each Party.

AMC is a producer and marketer of ammolite with sales of raw ammolite, Ammonite fossils, Feng-Shui products, cut and polished ammolite, and jewelry containing ammolite gemstones. The assets of AMC include 6 permits totaling 963.92 hectares in the Ammonite district. Other assets include an inventory of cut and polished ammolite gemstones and wholesale ammolite jewelry, equipment, furniture and intellectual property. AMC’s revenues are from ammolite sold to wholesale, retail and e-commerce customers. A large selection of AMC’s ammolite products available on the Internet can be viewed at www.ammolite-guaranteed.com.

Ammolite is a precious gemstone produced from Ammonite fossils. The Ammonite fossils are the hard shells of extinct mollusks that existed for over 330 million years and became extinct approximately 71 million years ago. Ammonite fossils are found on every continent ranging in appearance, form and color. Each Ammonite is unique and shows very intricate suture patterns, which are created by the complex walls dividing the inside of the shell. The Ammonites found in Southern Alberta’s Upper Cretaceous Bearspaw formation, show brilliant colors. The beautiful array of colors found in Ammonites from Southern Alberta comes from light interference or reflection by the various shell layers. Ammonite fossils have been found in virtually every natural occurring color and are being sought out by collectors all over the world.

Stripping off a thin outer layer of the Ammonite shell skin and polishing the fossil skin produce the gemstone ammolite. The after polishing will be either a flat natural ammolite with a backing thickness not exceeding 1.5 mm or, depending on thickness and stability, the flat thin ammolite gemstone is manufactured into triplets which is composed of a natural backing, a colorful ammolite center and a synthetic spinel protective cap. Spinel is being used in the industry as a caplet as compared to glass, which is used in the opal industry for caplets. Ammolite gemstones come in seven distinct colors: ruby crimson, fiery orange, amber yellow, emerald green, jade, azure and mauve. The CIBJO International Commission of Colored Gemstones recognized ammolite as a gemstone in 1981.

AMC has exploitation concessions on 963.92 hectares of Ammonite shell bearing properties granted by six permits under the Province of Alberta’s Ammolite Shell Regulation in the Ammonite rich districts around the Bow and the St. Mary’s River. The presence of gem quality Ammonites in the Bow River blocks was confirmed in an evaluation by Sproule Associates Limited (Sproule), Geological and Petroleum Engineering Consultants of Calgary, Alberta in January 2004.

Over the next three to six months, MineCore will develop an exploration and mining program for the permits. Strip-mining methods are being planned to remove the overburden covering the formation where the Ammonites are found.

MineCore purchased AMC to expand its operations in the colored gemstone market. MineCore reviewed the ammolite product line and the potential of the products over the last year. “We foresee a huge market for ammolite stones and jewelry,” stated Jerry G. Mikolajczyk, MineCore’s Chief Operating Officer. “Ammolite is one of the rarest gemstones in the world and has equally strong masculine and feminine appeal. We plan to conduct research on using sapphires from our Madagascar operations for the caps of the triplets. This would enhance the strength and durability of the triplet and increase the value of the ammolite gemstone. We believe that using sapphires as the caplet will create new markets for both sapphires and ammolites. The sapphire-ammolite triplet gemstone would be superior to the industry spinel capped triplet. We believe that the combination of the operations will benefit each other and add shareholder value.”

“The AMC acquisition by MineCore will provide synergy in product design, marketing, and administration, quickly enabling MineCore to become vertically integrated as AMC is,” stated AMC President, Jay Maull. “We bring to the table marketing expertise and infrastructure that will expedite MineCore’s business plan.” AMC’s management team will remain with the Company. Additional information on AMC may be found by visiting the following websites: www.american-gem.com, www.primigem.com, www.ammolite-direct.com.

MineCore is an exploration company, as defined under SEC Industry Guide 7. The Company’s mission is to successfully identify, acquire and develop mineral properties with a fast track program to commence mining operations and develop solid growth with profitable operations. MineCore is planning to bring its sapphire operations in Madagascar into production in 2005. Management is procuring equipment for the Madagascar operations, which include preparing specifications and sourcing long lead equipment orders such as the scrapers, tractors, and fuel containers.

MineCore is deemed to be a reporting Issuer and will be filing an 8K with the U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) as part of their regulatory reporting requirements. The 8K filing may be viewed through any EDGAR reporting agency. MineCore is currently preparing and completing its financial statements to bring its SEC filings current.

This Press Release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995 and any amendments thereto. Such forward-looking statements by definition involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. In particular, there is no assurance that reserves, production, pricing levels or other factors pertaining to the mining and manufacturing operations will be sustained at the expected rates or levels over time. Discussions of factors, which may affect future results, are contained in our recent filings.

Under no circumstances does this Press Release constitute an offer to sell or a solicitation of an offer to buy the securities of the company described in this Press Release in which such offer, solicitation or sale of securities would be unlawful prior to registration, qualification or filing under the securities laws of any jurisdiction.

For Further information on this news release or on the Company, please contact:

D.L. (Dan) Forigo, President
Telephone: 1-954-653-0843
Fax: 1-954-653-0844
e-mail address: investor@minecore.com

SOURCE:  MineCore International, Inc.